Filed Pursuant to Rule 433
Registration No. 333-257113

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 23, 2028

Term Sheet to Preliminary Pricing Supplement dated July 28, 2023

Summary of Terms
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Market Measure	The EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E”) (the “Index”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	August 18, 2023
Issue Date*	August 23, 2023
Calculation Day*	August 16, 2028
Stated Maturity Date*	August 23, 2028
Maturity Payment Amount (per security)

• if the Ending Level is greater than the Starting Level:

$1,000 + ($1,000 × Index Return × Upside Participation Rate)

• if the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level: $1,000; or

• if the Ending Level is less than the Threshold Level:

$1,000 + [$1,000 × (Index Return + Buffer Amount)]

Upside Participation Rate	At least 160%, to be determined on the Pricing Date.
Buffer Amount	40%
Threshold Level	60% of the Starting Level
Index Return	(Ending Level – Starting Level) / Starting Level
Starting Level	The Closing Level of the Index on the Pricing Date
Ending Level	The Closing Level of the Index on the Calculation Day
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 3.87% dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 3.00% and WFA may receive a distribution expense fee of 0.12%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.15% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607XLL9 / US13607XLL90
Material Tax Consequences	See the preliminary pricing supplement
*Subject to change

Hypothetical Payout Profile**

**assumes a Upside Participation Rate equal to the lowest possible Upside Participation Rate that will be determined on the Pricing Date

If the Ending Level is less than the Threshold Level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 40% and will lose some, and possibly up to 60%, of the face amount of your securities at maturity.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $918.00 per security but less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923085252/tm2320333d140_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page PRS-7 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 60%, Of The Face Amount Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

•	The Securities Are Riskier Than Securities With A Shorter Term.

Risk Relating To The Credit Risk Of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risk Relating To The Index

•	An Investment In The Securities Is Subject To Associated With Foreign Securities Markets.

•	The Securities Will Not Be Adjusted For Changes In Exchange Rates.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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